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                    [LETTERHEAD OF APPLEBY SPURLING & KEMPE]



                                                               17 November, 1999




Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
BERMUDA

Ladies and Gentlemen:

Registration Statement on Form S-8
----------------------------------

We have acted as attorneys in Bermuda for Globalstar Telecommunications Limited, a Bermuda limited liability company (the "Company") in connection with its filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to a total of 2,500,000 of the Company's common shares US$1.00 par value per share (the "Shares") to be issued in accordance with the terms of the Company's 1994 Stock Option Plan (the "Share Plan").


For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").

Assumptions
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We have assumed:

(i) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have a material effect on any of the opinions herein expressed;

(ii)  the genuineness of all signatures on the documents which we have examined;

(iii) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents, of all documents produced to us as certified, conformed, notarised or photostatic copies;



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(iv)  that all representations and factual statements appearing in the
      Registration Statement, the Share Plan and the Board Resolutions are true, accurate and complete in all material respects;

(v) that any awards granted under the Share Plan will be in consideration of the receipt by the Company prior to the issue of Shares pursuant thereto of either cash or services at least equal to the par value of such Shares;

(vi) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors and the Executive Committee of the Company at meetings held on 26 May, 1995 and 15 November, 1999, respectively;

(vii) that when filed with the Securities and Exchange Commission, the Registration Statement will not differ in any material respect from the draft which we have examined; and

(viii)that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches.

Opinion
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Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that: -

(1) The Company has been duly incorporated as a limited liability company and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to issue the Shares.

(2) When duly issued pursuant to the Board Resolutions and the Share Plan all necessary action required to be taken by the Company pursuant to Bermuda law will have been taken by or on behalf of the Company and all the necessary authorisations and approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Shares.

(3) When duly issued and paid for in accordance with the Board Resolutions and the Share Plan, the Shares will be validly issued, fully paid and nonassessable shares in the capital of the Company.



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(4)   There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Shares.

Reservations
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We have the following reservations: -

(a) We express no opinion as to any other law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda as at the date hereof.

(b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the member holding such shares, that no such member shall be bound by an alteration in the Memorandum of Association, or Bye-Laws of the Company after the date on which he became a member, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the shares capital of, or otherwise to pay money to, the Company.

Disclosure
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This opinion is addressed to you in connection with the registration of the
Shares with the Securities and Exchange Commission solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matter stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

This opinion is to be governed by and construed in accordance with the laws of Bermuda.

                                        Yours faithfully,

                                        APPLEBY SPURLING & KEMPE

                                        /s/ Appleby Spurling & Kempe



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                                    SCHEDULE
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(1) Registration Statement draft dated 17 November 1999;

(2) a copy of Share Plan;

(3) the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the Company (collectively referred to as the "Constitutional Documents");

(4) a copy of the Minutes of the Meeting of the Board of Directors of the Company adopted on 26 May, 1995 (the "Board Resolutions");

(5) a certified copy of excerpts of resolutions of the meeting of the Executive Committee of the Board of Directors of the Company adopted on 15 November, 1999 (the "Executive Committee Resolutions");

The Board Resolutions and the Executive Committee Resolutions are together referred to as the "Resolutions".

(5) a copy of the permissions dated 17 November, 1999 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of a total of 2,500,000 common shares of the Company;

(6) an Officers Certificate dated as of today's date and signed by Avi Katz, a Director of the Company (the "Certificate");

(7) a Certificate of Compliance, dated 17 November, 1999 issued by the Ministry of Finance in relation to the Company; and

(8) the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, and the entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 17 November, 1999 (collectively referred to as the "Searches").